Exhibit 99.1

FOR IMMEDIATE RELEASE
February 7, 2007
Contact:
Philip J. Pantano
Seneca Gaming Corp.
716-278-2598

SENECA GAMING CORPORATION ACCEPTS RESIGNATIONS OF

PRESIDENT/CEO AND CHIEF OPERATING OFFICER

Brian Hansberry appointed Interim Chief Executive Officer

NIAGARA FALLS, NEW YORK — Seneca Gaming Corporation Chairman Barry E. Snyder, Sr. announced today that the corporation’s Board of Directors has voted to accept the resignations of John Pasqualoni, President and CEO, and Joseph D’Amato, Chief Operating Officer. Both resignations are effective immediately.

The board also named Brian Hansberry Interim Chief Executive Officer. A national search will be conducted to select a permanent Chief Executive Officer, and Hansberry will be considered a candidate for the post.

“We understand the personal reasons for this decision, but are disappointed to be losing two individuals who have been a tremendous part of our success and development into one of the premier gaming companies in the country,” Snyder said. “Both John and Joe came to us with outstanding reputations in the industry and were here with us as we started this journey more than four years ago. Their leadership and industry knowledge helped propel Seneca Gaming Corporation onto the national stage. On behalf of the Board of Directors, I want to thank them for their service and wish them success in their future endeavors.”

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SGC/NEW CEO

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Pasqualoni joined Seneca Gaming Corporation in October 2002, two months before Seneca Niagara Casino opened its doors. During his tenure with the corporation, he served as Vice President of Slot Operations/ Marketing, Senior Vice President, and Chief Operating Officer prior to assuming the role of Interim President and CEO in April 2005. The Board of Directors appointed him permanent President and CEO in June 2005.

“This has been an incredible professional opportunity, and I wish to thank Chairman Snyder and the Board of Directors for the chance to help the Seneca Nation build this dynamic company from the ground up,” he said. “Although the hard-working, dedicated employees at Seneca Niagara Casino & Hotel and at Seneca Allegany Casino & Hotel are among the best I have ever worked with during my career, the time is right for me to step away to enjoy my life in New Jersey and explore what future opportunities may lie ahead.”

After serving as Senior Vice President of Finance/Chief Financial Officer at Resorts International Casino in Atlantic City, D’Amato joined Seneca Gaming Corporation in December 2002 as Vice President of Finance. He was named Chief Operating Officer in June 2006.

“The rapid growth of Seneca Gaming Corporation over the past four years has been the product of leadership and vision, and, above all, the tireless work and efforts of the company’s 4,000 employees,” D’Amato said. “What Seneca Gaming Corporation has proven during that time is that they can develop and operate world-class gaming and entertainment destinations on par with any of the premier operators in the country.”

Hansberry will assume the role of Interim Chief Executive Officer immediately.

“Today is a new beginning for Seneca Gaming Corporation, and we are excited to work with Brian in his new leadership role,” Snyder said. “With the opening of the new Seneca Allegany Casino & Hotel scheduled for next month, the on-going construction of Seneca Buffalo Creek Casino, and internal discussions taking place for future development at Seneca Niagara

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SGC/NEW CEO

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Casino & Hotel, Seneca Gaming Corporation needs a steady guiding hand to take the helm as we enter this exciting new phase in our still young history. Brian is the right choice to fill this role for us.”

Currently the General Manager at Seneca Niagara Casino & Hotel, Hansberry started his career with Seneca Gaming Corporation in October 2002. In December 2003, he was named Chief Operating Officer at Seneca Allegany Casino, which opened its doors on May 1, 2004, and was later named General Manager at that facility. He was named General Manager at Seneca Niagara Casino & Hotel in August 2006.

Hansberry has more than 25 years experience in the gaming industry, and has worked for several gaming corporations including Resorts International Casino and The Sands Casino Hotel in Atlantic City, and Players Island Casino Isle of Capri in Louisiana. Throughout his career, he has worked in the areas of operations, marketing and administration, and has previously held the positions of Director of Operations and Vice President of Operations and Administration with other organizations.

“First and foremost, I want to thank the Board of Directors for having faith in my ability to lead this strong, growing organization, and my predecessor, John Pasqualoni, for creating a great foundation upon which we will continue to build,” Hansberry said. “Any organization that is able to create 4,000 jobs and complete more than $500 million in development during its first four years, indeed has many moving parts and trusted professionals at every level who ensure the overall success of the corporation. I look forward to working with the members of the management team to accomplish our business goals, build on our already strong financial performance and continue to deliver tangible economic benefits for the people of the Seneca Nation of Indians and the economy of Western New York.”

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Forward-Looking Statements

The above announcement contains certain forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995.  The words “will,” “can,” and words of similar meaning, with reference to Seneca Gaming Corporation and its management, indicate forward-looking statements.  Similarly, statements that describe our plans or goals are all forward-looking statements.  Forward-looking statements involve risks, uncertainties and other factors that could cause actual results to differ materially from those expressed in or implied by the forward-looking statements contained in this release, including, our ability to open the new resort hotel at the Seneca Allegany Casino next month; our ability to construct the Seneca Buffalo Creek Casino; our ability to create future development at Seneca Niagara Casino & Hotel; our ability to accomplish our business goals; our ability to build on our financial performance; and our ability to deliver economic benefits to the Seneca Nation of Indians and the economy of Western New York.  Additional information concerning potential factors that could affect Seneca Gaming Corporation and cause actual results to differ materially from those expressed in or implied by the statements contained in this release is included in the filings of the Seneca Gaming Corporation with the Securities and Exchange Commission.

Seneca Gaming Corporation disclaims any obligation to update these forward-looking statements.  You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.